Exhibit 10.5
July 1, 2008
PRIVATE & CONFIDENTIAL
Eddie R. Munson
[address]
Employment Letter and Terms and Conditions of Employment Full-Time, Salaried Chief Financial Officer
Dear Eddie:
On behalf of BearingPoint, Inc. (the “Company”), this letter (the “Employment Letter”) confirms our agreement regarding the terms of your position as Chief Financial Officer, based out of the Company’s Troy, Michigan office, Your start date (the “Effective Date”) shall be effective as of June 4, 2008.
This Employment Letter sets forth certain terms and conditions of your employment. While the Company does not presently anticipate any required changes as to your primary work location or reporting structure, these conditions may be modified at the Company’s discretion.
Compensation. Commencing on the Effective Date, your monthly base salary will be $75,000.00, subject to standard withholdings and deductions. You will not participate in any additional employee short-term or long-term incentive programs.
Duties; Reporting; Termination. You will have such duties and responsibilities as are commensurate with your position as Chief Financial Officer. You will report directly to the Chief Executive Officer (the “CEO”). Your employment shall be “at-will.” Your employment may be terminated by the Company at any time and for any or no reason.
Benefits. You will be entitled to participate in all employee benefit, fringe and perquisite plans, practices, programs policies and arrangements (other than employee short-term and long-term Incentive programs) generally provided to executives of the Company at a level commensurate with your position.
Personal Days/Holidays. You will be entitled to 25 annual personal days, accrued monthly, to use for vacation, illness or other personal absences. These personal days are in addition to eight Company-designated holidays. As a full-time employee, you will also be eligible to participate in our Personal Benefits Program, as amended from time to time.
Business Expenses. The Company will reimburse you for the travel, entertainment and other business expenses incurred by you in the performance of your duties in accordance with the Company’s policies applicable to senior executives as in effect from time to time.

Eddie Munson
July 1, 2008

Indemnification and Employee Representations. The Company will indemnify you to the fullest extent permitted by law and the Company’s Certificate of Incorporation as in effect as of the Effective Date (regardless of any subsequent changes to such Certificate) with respect to your activities on behalf of the Company.
It is the policy and practice of the Company to reasonably ensure that the Company and all new employees honor the terms of any reasonable post-employment restrictions contained in agreements with prior employers of such new employees. Furthermore, you will never be asked to share, utilize or disclose in any way the proprietary or confidential information of a prior employer as part of your duties on behalf of the Company. You agree to promptly notify the Company’s Chief Legal Officer if you find yourself in a position of possibly violating your contractual agreement(s) with prior employers.
You will be covered under the Company’s D&O liability insurance on the same basis as other senior level executives of the Company.
The Company’s obligation to indemnify you under this heading “Indemnification and Employee Representations” shall survive any termination of this Employment Letter.
Miscellaneous Matters.
1.	This Employment Letter can be amended only in writing signed by both you and the Company. To the extent this Employment Letter makes reference to or modifies the terms of any other agreements, the choice of law provision set forth in each of such other agreements shall continue to govern the terms and conditions of such agreements as well as the interpretation and construction thereof and any references thereto that are set forth herein. All other terms and conditions of this Employment Letter shall be governed by and construed in accordance with the internal, domestic laws of the Commonwealth of Virginia.

2.	In the event of any conflict between the provisions of this Employment Letter and the provisions of the Managing Director Agreement the terms and provisions in this Employment Letter shall control.

3.	This Employment Letter is assignable by the Company only to a successor (whether by merger, consolidation, purchase or otherwise) to all or substantially all of the stock, assets or business of the Company, and the Company will require any such successor, by written agreement in form and substance reasonably satisfactory to you, to expressly assume and agree to perform this Employment Letter in the same manner and to the same extent that the Company would be required to perform it if no such assumption had taken place; provided, however, that no such written agreement shall be required if the transaction results in the successor becoming legally required to fulfill the obligations of the Company under this Employment Letter, whether by operation of law or otherwise. Except as expressly provided herein, you may not sell, transfer, assign, or pledge any of your rights or interests under this Employment Letter, provided that any amounts due hereunder shall, upon your death, be paid to your estate unless you have designated a beneficiary therefore in accordance with any applicable plan.

4.	For the purpose of this Employment Letter, notices and all other communications provided for in this Employment Letter shall be in writing and shall be deemed to

Eddie Munson
July 1, 2008

have been duly given when delivered personally or by overnight service or delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the Company at its executive office or to you at the address on the records of the Company (provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer) or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

5.	If any provision of this Employment Letter or any portion thereof is declared invalid, illegal, or incapable of being enforced by any court of competent jurisdiction, the remainder of such provisions and all of the remaining provisions of this Employment Letter shall continue in full force and effect. Failure to insist upon strict compliance with any of the terms, covenants, or conditions of this Employment Letter shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Employment Letter may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

6.	It is intended that this Employment Letter will comply with Section 409A and this Employment Letter shall be interpreted in a manner consistent with such intent. If any provision of this Employment Letter (or of any award of compensation, including deferred compensation or benefits) would cause you to incur any additional tax or interest under Section 409A or any regulations or Treasury guidance promulgated thereunder, the Company shall reform such provision; provided that the Company agrees to maintain, to the maximum extent practicable and without additional cost to the Company, the original intent and economic benefit you of the applicable provision without violating the provisions of Section 409A; provided, further, in no event shall you be required to defer the date on which you are entitled to receive any payment or benefit hereunder for a period in excess of six months.
The items in this Employment Letter and the Managing Director Agreement (together with any exhibits or award notices applicable thereto) and the other items referred to above represent the Company’s and your entire agreement with respect to the terms and conditions of your employment following the Effective Date. Any contrary representations that may have been made to you at any time are superseded by this Employment Letter. By signing below, you agree to the terms and conditions of employment specified in this Employment Letter and the accompanying documents.
Please carefully read this Employment Letter and the accompanying [Managing Director Agreement] (together with any exhibits or award notices applicable thereto). Signing these documents is a condition of your continued employment. By signing below, you agree to the terms and conditions of employment specified in this Employment Letter and the accompanying documents.
If you agree that the foregoing terms and conditions accurately evidence our agreement concerning your continued employment after the Effective Date, please sign and return this Employment Letter and the Managing Director Agreement.

Eddie Munson
July 1, 2008

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[Remainder of Page Intentionally Left Blank; Signature Page Follows]

Eddie Munson
July 1, 2008

Should you have any questions, please contact Laurent Lutz, our Chief Legal Officer, at (773) 867-6893.

Very truly yours,
/s/ F. Edwin Harbach
F. Edwin Harbach
Chief Executive Officer BearingPoint, Inc.

ACCEPTED:
/s/ Eddie R. Munson
Eddie R. Munson
Exhibits:
Managing Director Agreement